EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of PTEK Holdings, Inc. (“PTEK”) Nos. 333-11281, 333-17593, 333-29787, 333-39693, 333-52357, 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262 on Form S-8 and No. 333-36557 on Form S-3 of our report dated March 15, 2004, relating to the consolidated financial statements of PTEK as of and for the year ended December 31, 2003, appearing in this Annual Report on Form 10-K of PTEK for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 15, 2004